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                                                                   EXHIBIT 10.14

T R I N E T   V C O

September 10, 1999

TriNet VCO
101 Callan Avenue
San Leandro, California 94577

Dear Tony:

It is my pleasure to offer you the enhanced terms and conditions associated with your current position at TriNet VCO of ______________, reporting to Craig McGannon. In this position you will continue to play a key role in the development of TriNet's business.

This letter and accompanying contract of employment will summarize important details of matters pertaining to your employment. Implementation of the new terms and conditions of your employment requires execution of, and acceptance by the Company, of this contract. The terms of the attached contract, once executed will supercede any terms and conditions of your heretofore operative employment arrangement.

Upon the acceptance and execution and acceptance of the attached contract, the new terms and conditions of employment will become effective May 19, 1999.

We are all excited about the opportunity to continue our rewarding relationship.

Sincerely,


Martin Babinec
President & CEO
Attachments:  Terms and Conditions of Employment




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                                  CONFIDENTIAL

                                   TriNet VCO

                     GENERAL EMPLOYMENT TERMS & CONDITIONS

Name:                               Position:

Date of Offer:  September 10, 1999  Scheduled Commencement Date: ________

1. Compensation: Your base salary is $_______ per year, payable semi-monthly, which represents an increase over your prior salary level, and constitutes adequate consideration for the execution of this contract. In addition to your compensation, it is anticipated that you will be eligible for annual bonus payments, subject to the Company's profitability, its anticipated performance, your contribution to that performance, the discretion of your manager, and the approval of the Board of Directors.

2. Expenses. The company will reimburse you for reasonable and necessary expenses incurred by you in furtherance of TriNet VCO's business. All expenses claimed are subject to the review and approval of your supervisor. Records must be maintained and submitted for any expenses to be reimbursed - including destination for auto mileage totals and receipts for all other items. Use of personal automobile for Company business will be reimbursed at the rate of the prevailing Internal Revenue Service rate per mile, currently.

3. Trade Secrets. During and after your employment, you will hold all Trade Secrets of TriNet VCO in confidence; you will not disclose these Trade Secrets to any one. This does not apply to information disclosed in the ordinary course of business to other persons who are employees of TriNet VCO at the time.

"Trade Secrets" means the information described in the Description of Trade Secrets (Exhibit A) and any other confidential and/or proprietary knowledge, data or information of TriNet VCO, whether embodied in memoranda, manuals, letters, or other documents, computer disks, tapes or other information storage devices, hardware, or other media or vehicles. Trade Secrets do not include information generally known or that is or becomes public domain information through no fault of yours.

You will also hold confidential any confidential information of any customer, prospective customer, vendor or other person, if you are told or if you know that the information is confidential.

You will not use any Trade Secrets of TriNet VCO other than for the benefit of TriNet VCO, and you will not use any confidential information of any customer, prospective customer, vendor or other person other than for the benefit of such customer, vendor or other person if such disclosure is required in the performance of your normal work duties.

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These terms and conditions of this paragraph 3 are subject to further definition and requirements in the separate Proprietary Information & Inventions Agreement ("PIIA") which you may be required to execute. Your signature below constitutes your consent that the obligations herein may be expanded or otherwise modified by virtue of said PIIA.

4. Invention Assignment. In consideration of your employment with TriNet VCO, you hereby represent to, and agree with the Company as follows:

   a. Company Business. You understand that the Company is engaged in a continuous program of research, development, production and marketing in connection with its business and that, as an essential part of your employment with the Company, you may be expected to make new contributions to and create inventions, processes, or refinements of value for the Company.

   b. Disclosure of Inventions. From and after the date you become employed with the Company, you will promptly disclose in confidence to the Company all inventions, improvements, designs, techniques, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works, and Trade Secrets ("Invention(s)"), whether or not patentable, copyrightable or protectable as trade secrets, that are made or conceived or first reduced to practice or created by you, either alone or jointly with others, during the period of your employment, whether or not in the course of your employment.

  c. Work for Hire; Assignment of Inventions. You acknowledge that copyrightable works prepared by you within the scope of your employment are "works for hire" under the Copyright Act and that the Company will be considered the author thereof. You agree that all Inventions that (a) are developed using equipment, supplies, facilities, or Trade Secrets of the Company, (b) result from work performed by you for the Company, or (c) relate to the Company's business or current or anticipated research and development, will be the sole and exclusive property of the Company and are hereby assigned by me to the Company. This assignment does not apply to an Invention that qualifies fully as a nonassignable Invention under Section 2870 of the California Labor Code. I have reviewed the notification on Exhibit B (Limited Exclusion Notification) and agree that my signature acknowledges receipt of notification.

  d. Assignment of Other Rights. You hereby irrevocably transfer and assign to the Company: (a) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Invention; and (b) any and all "Moral Rights" (as defined below) that you may have in or with respect to any Invention. You also hereby forever waive and agree never to assert any and all Moral Rights you have in or with respect to any Invention, even after termination of your work on behalf of the Company. "Moral Rights" mean any rights to claim authorship of an Invention, to object to or prevent the modification of any Invention, or to withdraw from circulation or control the publication or distribution of any Invention, and any similar right, existing


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under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a "moral right."

   e. Assistance. You agree to assist the Company in every proper way to obtain for the Company and enforce patents, copyrights, mask work rights, trade secret rights, and other legal protection for the company's Inventions in any and all countries. You will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. Your obligations under this paragraph will continue beyond the termination of your employment with the Company, provided that the Company will compensate you at a reasonable rate after such termination for time or expenses actually spent by you at the Company's request on such assistance. You appoint the Secretary of the Company as your attorney-in-fact, which appointment is coupled with an interest, to execute documents on your behalf for this purpose.

   f. Other Requirements. These terms and conditions of this paragraph 4 are subject to further definition and requirements in the separate Proprietary Information & Inventions Agreement ("PIIA") which you may be required to execute. Your signature below constitutes your consent that the obligations herein may be expanded or otherwise modified by virtue of said PIIA.

5. Proprietary Information. You understand that your employment by the Company creates a relationship of confidence and trust with respect to any information of a confidential or secret nature that may be disclosed to you by the Company or to the business of any parent, subsidiary, affiliate, customer or supplier of the Company or any other party with whom the Company agrees to hold information of such party in confidence ("Proprietary Information"). Such Proprietary Information includes but is not limited to Inventions, marketing plans, product plans, business strategies, financial information, forecasts, personnel information, and customer lists. These terms and conditions of this paragraph 5 are subject to further definition and requirements in the separate Proprietary Information & Inventions Agreement ("PIIA") which you may be required to execute. Your signature below constitutes your consent that the obligations herein may be expanded or otherwise modified by virtue of said PIIA.

6. Company Property. During and after your employment, you will not use any Company Property for any purpose other than for the benefit of TriNet VCO. Except for business uses related to the performance of your job, you will not remove from TriNet VCO premises any Company Property without written consent of your manager. In the event of your termination of employment, or at any time at the request of the Company, you will return all Company Property. You will also return all copies of Company Property, and any work product derived from Company Property.

"Company Property" means Trade Secrets of TriNet VCO, Work Product, customer lists, prospect lists, forms, manuals, records, correspondence, contracts, notes, memoranda,

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notebooks and other documents of TriNet VCO, software media, equipment, and other intangible and tangible property owned by TriNet VCO .

7. Confidentiality. At all times, both during you employment and after its termination, you will keep and hold all such Proprietary Information in strict confidence and trust, and you will not use or disclose any of such Proprietary Information without the prior written consent of the Company, except as may be necessary to perform your duties as an employee of the Company for the benefit of the Company. Upon termination of your employment with the Company, you will promptly deliver to the Company all documents and materials of any nature pertaining to you work with the Company and you will not take with you any documents or materials or copies thereof containing any Proprietary Information.

8. No Breach of Prior Agreement. You represent that your performance of all the terms of this Agreement and your duties as an employee of the Company will not breach any invention assignment, proprietary information or similar agreement with any former employer or other party. You represent that you will not bring with you to the Company or use in the performance of your duties for the Company any documents or materials of a former employer that are not generally available to the public or have not been legally transferred to the Company.

9. Duty not to Compete. You understand that your employment with the Company requires your undivided attention and effort. As a result, during your employment, you will not, without the Company's express written consent, engage in any employment or business other that for the Company, or invest in or assist in any manner any business which directly or indirectly competes with the business or future business plans of the Company.

10. Non-solicitation. During, and for a period of one (1) year after termination of your employment with the Company, you will not directly or indirectly solicit or take away suppliers, customers, employees or consultants of the Company for your own benefit or for the benefit of any other party.

11. Name, Likeness Rights, etc. You hereby authorize the Company to use, reuse, and to grant others the right to use and reuse your name, photograph, likeness (including caricature), voice, and biographical information, and any reproduction or simulation thereof, in any media now known or hereafter developed (including but not limited to film, video, and digital, or other electronic media), both during and after my employment, for whatever purposes the Company deems necessary.

12. Injunctive Relief. You understand that in the event of a breach or threatened breach of this Agreement by you, the Company will suffer irreparable harm and will therefore be entitled to injunctive relief to enforce this Agreement.

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13. Governing Law. This Agreement will be governed and interpreted in accordance with the internal laws of the State of California, without regard to or application of choice of law rules or principles.

14. Severability. In the event that any provision of this Agreement is found by a court, arbitrator, or other tribunal to be illegal, invalid, or unenforceable, then to the maximum extent permissible under applicable law, the remainder of this Agreement shall remain in full force and effect.

15. Termination of Employment. TriNet VCO retains the right to control and direct your work, its results, and the manner and means by which your work is accomplished. Your employment with TriNet VCO is at the pleasure of the Board, and may be terminated upon the following terms:

      a. Employment may be terminated without Cause, for any reason whatsoever, upon written sixty (60) days' notice upon approval by the Board of Directors, but may be terminated with Cause immediately.

      b. In lieu of the notice in subparagraph (a), the Company may, upon the same procedures, elect to provide ninety (90) days of pay in lieu of notice.

      c. "Cause" means termination of your employment with the Company for any of the following reasons as determined in good faith by the Board of Directors: (1) an intentional act which materially injures the Company; (2) an intentional refusal or failure to follow lawful and reasonable directions of the Board of Directors or an individual to whom you reports (as appropriate); (3) a willful and habitual neglect of duties; or (4) a conviction of a felony involving moral turpitude which is reasonably likely to inflict or has inflicted material injury on the Company.

      d. "Constructive Termination" means that you voluntarily terminate employment after any of the following are undertaken without your express written consent: (1) the assignment to you of any duties or responsibilities which result in a diminution or adverse change of your position, status or circumstances of employment; provided, however, that a mere change in your title or reporting relationship shall not constitute a Constructive Termination; (2) a reduction by the Company in your base pay in effect at the time of the Change of Control; (3) a relocation of your business office to a location more than thirty (30) miles from the location at which you performs duties as of the date of this offer, except for required travel by you on the Company's business to an extent substantially

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             consistent with your business travel obligations; (4) any breach by the Company of any provision of this Agreement or any other material agreement between you and the Company concerning your employment; or (5) any failure by the Company to obtain the assumption of the terms and conditions of this offer by any successor or assign of the Company.

      e. "Change of Control" means that the Company (a) merges or combines with any other company or entity and the Company is not the surviving corporation, or the stockholders of the Company immediately prior to the merger or consolidation do not hold a majority of the shares of the resulting corporation; (b) sells all or substantially all its assets to any other company or entity; or
             (c) has forty percent (40%) or more of its stock acquired by a person and/or affiliates of such person.

      f. "Constructive Termination" means that you voluntarily terminate employment after any of the following are undertaken without your express written consent: (1) the assignment to you of any duties or responsibilities which result in a diminution or adverse change of your position, status or circumstances of employment; provided, however, that a mere change in your title or reporting relationship shall not constitute a Constructive Termination; (2) a reduction by the Company in your base pay in effect at the time of the Change of Control; (3) a relocation of your business office to a location more than thirty (30) miles from the location at which you performs duties as of the date of this offer, except for required travel by you on the Company's business to an extent substantially consistent with your business travel obligations; (4) any breach by the Company of any provision of this Agreement or any other material agreement between you and the Company concerning your employment; or (5) any failure by the Company to obtain the assumption of the terms and conditions of this offer by any successor or assign of the Company.

      g. "Involuntary Termination Without Cause" means your dismissal or discharge other than for Cause. The termination of your employment as a result of your death or disability will not be deemed to be an Involuntary Termination Without Cause.

      h. Further, in the event of a Covered Termination, all stock options which you have been granted shall fully vest immediately upon the occurrence of such an event, and you shall have the right to compel the Company, and its successors and assigns, the re-purchase from you any stock which you own at the then prevailing market value

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             of Company stock plus 25%. Notwithstanding the foregoing, if the
             Change of Control was a transaction that was accounted for as a pooling of interests for financial reporting purposes, then the unvested portion of such stock options shall not accelerate unless the Company receives reasonable assurances from the Company's independent public accountants (and from the acquiring party's independent public accountants) that in their good faith judgment such acceleration will not adversely affect the pooling of interests accounting treatment of such Change of Control transaction.

      i. [Company right of first refusal on any shares offered to be sold by the Employee during the thirty days following any termination.]

      j. The Company shall withhold appropriate federal, state, local (and foreign, if applicable) income and employment taxes from any payments hereunder. You acknowledge that you have been advised by the Company to consult with a tax advisor or attorney with respect to the tax consequences, if any, of these benefits.

      k. You agree that upon receipt of the benefits specified herein, you shall execute a full and final release in favor of TriNet VCO, its officers, directors, employees, agents, and assigns.

16. Informing Subsequent Employers. If your employment is terminated, TriNet VCO has the right to inform any subsequent employer of your obligations under Sections 3 - 10 above, and can send a copy of these terms of employment to that employer.

18. Subsequent Periods Following Your Voluntary termination of Your Employment. As Vice President of TriNet VCO, you will be in possession, or have access to, custody of, or a fiduciary relationship to, all of Company's critical, sensitive, and competitive Confidential and Proprietary Information. Such information (as defined in PIIA or elsewhere) is extremely valuable and sensitive, and any use or disclosure would seriously damage the Company. Your knowledge of such information could be very valuable to any "Competitor" of Company (as defined below), and if known, very damaging to Company. Further, despite your best efforts to the contrary, it would impossible for any Competitor, working with you, to avoid using, either intentionally or unintentionally, such information to the Competitor's advantage and Company's detriment. Because of your position with Company, it is extremely likely that any subsequent work for a Competitor would inevitably result in a direct violation of your statutory and contractual obligations to Company. Accordingly, you specifically agree that for a period of six months after any termination of your employment with Company, you will not engage in any activity on behalf of a Competitor, and you will not assist any person or entity in competing or preparing to compete with Company. You specifically agree that this modest restriction will not, in any way, interfere with your ability to earn a living wage, support your family, if any, and meet your routine financial obligations.

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During the term of this six-month non-competition period, the Company will pay you $3,000 per month as a non-employment contract fee for the withholding of your services from any such competitive effort.} For purposes of this Agreement, "Competitor" means any person or entity: (a) in the business of {Customer activity}; or (b) which develops, produces, prepares, sells, or distributes products or performs services then in competition with the products or methods developed, produced, prepared, sold or distributed, or services rendered by Company within (i) the geographic area and a radius of 200 miles of any production, sales, or warehouse facility of Company, and (ii) any county in any State of the United States of America wherein the Company has had, at any time during your employment, gross sales aggregating in excess of $10,000; or (c) {specific competitors}.

19. Mandatory Mediation & Arbitration. Unless otherwise prohibited by law or specified below, any legal action, whether brought in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation shall be resolved solely and exclusively by final and binding arbitration held in San Francisco County, California through Judicial Arbitration & Mediation Services/Endispute ("JAMS") under the then-existing JAMS arbitration rules. However, nothing in this section is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Each party in any such arbitration shall be responsible for its own attorneys' fees, costs and necessary disbursement; provided, however, that in the event one party refuses to arbitrate and the other party seeks to compel arbitration by court order, if such other party prevails, it shall be entitled to recover reasonable attorneys' fees, costs and necessary disbursements. Pursuant to California Civil Code
Section 1717, each party warrants that it was represented by counsel in the negotiation and execution of this Agreement, including the attorneys' fees provision herein.

20. Entire Agreement. This document and its related attachments and exhibits contain the entire agreement between you and TriNet VCO regarding the terms of your employment. Any amendment to these terms must be in writing and must be signed by you and TriNet VCO's President.

I accept the above terms of employment as stated:


_____________________________                           _________________
Addressee's Signature                                   Date



Approved by TriNet VCO  (Following receipt of signed acceptance by employee)


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_____________________________                            _________________
Hiring Manager, Title                                    Date





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                               EMPLOYMENT LETTER
                                   EXHIBIT A


                         DESCRIPTION OF TRADE SECRETS

 .  Employee list and all information contained in employee records

 .  Vendor list and all information contained in vendor records

 .  Customer list and all information contained in customer/subscriber records

 . Prospective Customer list and all information contained in prospective customer/subscriber records

 .  Stockholder list and all information contained in stockholder records

 . All information concerning the financial condition of the Company, including information contained in any income statement, balance sheet or other internal financial report.

 . Marketing plans and strategies of the Company, including information pertaining to prospective customers.

 .  Financing plans and strategies of the Company

 .  Staffing plans and strategies of the Company

 .  Expansion plans and business strategies of Subscriber Name

 . Negotiations for financing, merger, acquisition, new customers, new vendors or otherwise

 .  Technical research projects, methodologies and results

 .  Other research and development projects

 .  Drawings and specifications

 .  Software and hardware documentation

 .  Forms, manuals, handbooks and guidelines written for internal staff use


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 .  Any materials for which the Company has copyright protection or are marked confidential

 .  The Company's proprietary operating procedures and systems


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                                   EXHIBIT B

                        LIMITED EXCLUSION NOTIFICATION

     THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and the Company does not require you to assign or offer to assign to the Company any invention that you developed entirely on your own time without using the Company's equipment, supplies, facilities or trade secret information except for those inventions that either:

     1. Relate at the time of conception or reduction to practice of the invention to the Company's business, or actual or demonstrably anticipated research or development of the Company;

     2.  Result from any work performed by you for the Company.

     To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

     This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

     I ACKNOWLEDGE RECEIPT of a copy of this notification.

                              By:
                                     (PRINTED NAME OF EMPLOYEE)

                              Date:
WITNESSED BY:



(PRINTED NAME OF REPRESENTATIVE)




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